Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Year-End 2008 Results

Rolling Meadows, Ill., March 12, 2009 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, issued fourth-quarter and year-end 2008 financial results.

Highlights

•                  Fourth-quarter and year-end 2008 diluted earnings per share (EPS) of $0.37 and $1.14, respectively.

•                  Q4 2008 gross profit, income from operations and net income improved over Q4 2007 by 28.5 percent, 28.1 percent and 62.0 percent (excluding offering related charges in Q4 2007), respectively.

•                  Q4 2008 EBITDA (a non-GAAP measure) increased 25.8 percent over Q4 2007 Adjusted EBITDA (a non-GAAP measure) results.

•                  Q4 2008 EBITDA margin increased to 9.7 percent of revenues compared to Q4 2007 Adjusted EBITDA margin of 7.5 percent of revenues.

•                  Year-end 2008 gross profit, income from operations and net income improved over year-end 2007 by 29.9 percent, 67.8 percent and 78.4 percent (excluding offering related charges in 2007), respectively.

•                  Year-end 2008 EBITDA increased 48.3 percent over year-end 2007 Adjusted EBITDA results.

•                  2008 EBITDA margin increased to 8.3 percent of revenues compared to 2007 Adjusted EBITDA margin of 5.6 percent of revenues.

•                  The Company began trading on the NASDAQ Global Market on September 9, 2008, under its symbol “MYRG.”

Management Comments

Bill Koertner, MYR Group’s president and CEO said, “Although fourth-quarter 2008 revenues were down slightly from the fourth quarter of 2007, MYR had an exceptionally strong quarter from an earnings perspective.  Profits were driven by strong margins on storm related work in the Gulf Coast region and New England, as well as several large jobs nearing completion in our T&D and C&I markets.  The 2008 fourth quarter caps off one of the best years in the Company’s history. While 2008 was extremely gratifying, we expect that 2009 will be a challenging year for our nation and our industry in light of the current economic downturn.  We remain optimistic about the long-term prospects for our markets, which could improve with passage of the American Recovery and Reinvestment Act (ARRA), assuming it stimulates additional infrastructure spending.  We anticipate that there will be a delay between when clients commit to new projects and the start of any construction due to the time required for permitting, right-of-way acquisition, engineering, material procurement and the bidding process. Therefore, we cannot be sure if, and when, the ARRA would impact our business and financial results.  It is more important than ever that we stay focused on our markets and cost structure, and continue executing projects to the best of our abilities.  MYR is fortunate to have some of the very best people in the construction industry, and to be in a strong financial position with minimal debt and over $42 million in cash.”

-more-

Fourth-Quarter Results

MYR reported revenues for the 2008 fourth quarter of $153.3 million, a decrease of $3.1 million, or 2.0 percent, compared with the fourth quarter of 2007.  Transmission and Distribution (T&D) segment revenues were $108.1 million, an increase of 5.0 percent over the same period of 2007, predominantly due to an increase in storm restoration services, partially offset by the timing of large transmission projects that were in full production during fourth quarter 2007 and completed in 2008. Commercial and Industrial (C&I) segment revenues were $45.2 million, a decrease of 15.4 percent over the fourth quarter of 2007, predominately due to a reduction in large contract work quarter over quarter.

Consolidated gross profit improved 28.5 percent, from $19.2 million in the 2007 fourth quarter to $24.7 million in the 2008 period.  Consolidated income from operations increased 28.1 percent in the 2008 fourth quarter over the same period in 2007, excluding offering related charges in the 2007 fourth quarter. Excluding non-allocated general corporate expenses, income from operations improved 34.6 percent in the T&D segment and 67.8 percent in the C&I segment. The improvements in gross profit and income from operations in the fourth quarter of 2008 compared to the fourth quarter of 2007 were largely due to storm restoration services that carried a higher margin, as well as continued improvement in job performance on several large projects that resulted in additional gross profit for the period.  Several of these large projects that experienced increases in margins are now substantially complete.

For the fourth quarter of 2008, net income was $7.6 million, or $0.37 per diluted share, compared to a net loss of $11.8 million, or $(0.70) per diluted share, for the same period of 2007.  Fourth-quarter 2007 results include one-time offering related charges of $26.5 million ($16.5 million after tax) from the company’s private placement of common stock in December 2007.  Comparing the fourth quarter of 2008 with the same period of 2007, excluding the 2007 offering related charges, net income improved 62.0 percent.  EBITDA in the fourth quarter of 2008 was $14.8 million, or 9.7 percent of revenues, compared to Adjusted EBITDA of $11.8 million, or 7.5 percent of revenues.

Year-End Results

MYR reported revenues for year-end 2008 of $616.1 million, an increase of $5.8 million, or 0.9 percent, compared with year-end 2007.  The T&D segment reported revenues of $446.9 million, an increase of 2.9 percent over the same period of 2007. The C&I segment reported revenues of $169.2 million, a decrease of 3.8 percent over year-end 2007.

Consolidated gross profit improved 29.9 percent, from $69.5 million in the 2007 period to $90.2 million in the 2008 period. Consolidated income from operations increased 67.8 percent in 2008 compared to 2007, excluding offering related charges in 2007. Excluding non-allocated general corporate expenses, income from operations improved 47.4 percent in the T&D segment and 66.6 percent in the C&I segment. The improvements in gross profit and income from operations in 2008 compared to 2007 were due to several factors including continued job performance improvements on a few large projects as they neared completion in 2008. There were also overall margin improvements as several underperforming contracts with low or negative contract margins in 2007 were replaced with higher margin contracts in 2008. In addition, MYR had increased storm restoration services related to hurricane work that normally carry higher gross margins. MYR also has experienced lower equipment fleet costs due to a reduced reliance on operating leases and short-term rentals.

For year-end 2008, net income was $23.6 million, or $1.14 per diluted share, compared to a net loss of $3.2 million, or $(0.19) per diluted share, for the same period of 2007.  The 2007 results include one-time offering related charges of $26.5 million ($16.5 million after tax). Comparing the twelve months of 2008 with the same period of 2007, excluding the 2007 offering related charges, net income improved 78.4 percent. 2008 EBITDA was $51.0 million, or 8.3 percent of revenues, compared to 2007 Adjusted EBITDA of $34.4 million, or 5.6 percent of revenues. The improvements in net income and earnings per diluted share were due predominantly to the items cited above, partially offset by higher selling, general and administrative expenses (SG&A).  The overall increase in SG&A cost year over year relates primarily to additional support staff, increased compensation expenses and other incremental costs related to being a public company.

Backlog

As of December 31, 2008, MYR’s backlog was approximately $316.0 million, comprised of $243.4 million in the T&D segment and $72.6 million in the C&I segment.  Year-end 2008 total backlog increased 45.9 percent from $216.6 million reported at December 31, 2007.  T&D backlog increased $109.6 million, or 81.8 percent, and C&I backlog decreased $10.1 million, or 12.2 percent, compared to year-end 2007.  The decrease in the Company’s C&I backlog was due to the completion of a few major projects that have not yet been fully replaced with new contracts of equivalent value, as we have seen some market pressure and an increase in competitive bidding in this segment of our business.  The majority of the increase relating to our T&D backlog was the result of a $107 million contract award with Dominion Virginia Power.  The project is to construct 125 miles of 500-kilovolt (kV) transmission line in Virginia and to perform other construction services beginning in the first quarter of 2009 and projected to run through June 2011.

MYR’s method of tracking and reporting backlog may differ from methods used by other companies. The timing of contract awards and the duration of large new projects can significantly affect the Company’s backlog, and therefore, should not be viewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of December 31, 2008, the Company had cash and cash equivalents of $42.1 million and total debt of $30.0 million, all of which is long term, under its term loan. The Company also has a $75 million revolving credit facility with $15 million of letters of credit outstanding at December 31, 2008.

Non-GAAP Financial Measurements

In an effort to better assist investors in understanding its financial results, the Company has provided in this release EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA (EBITDA excluding certain expenses related to the Company’s private placement of common stock in December 2007 and related transactions, see footnote 3 on page 10 of this press release for additional information), which are all measures not defined under accounting principles generally accepted in the U.S. (GAAP).  Management believes EBITDA is important in analyzing the Company’s liquidity because it is a key component of certain material covenants contained in its Credit Facility.  Management also believes Adjusted EBITDA is useful to investors in understanding the results of operations because they illustrate the impact that the one-time offering related charges of $26.5 million had on the Company’s 2007 fourth-quarter and year-end results.  A reconciliation of these financial measures to their GAAP counterparts is provided at the end of this release.

Conference Call

MYR will host its fourth-quarter and year-end 2008 earnings conference call at 10 a.m. Central time on Friday, March 13, 2009. To participate in the conference call via telephone, please dial (877) 795-3613 (domestic) or (719) 325-4758 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Friday, March 20, 2009, at 11:59 p.m. Eastern time, by dialing (888) 203-1112 or (719) 457-0820, and entering conference ID 2467730. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the company’s Web site at www.myrgroup.com. Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be archived for 7 days.

About MYR Group Inc.

MYR is a holding company of specialty construction service providers.  Through subsidiaries dating back to 1891, MYR is one of the largest national contractors servicing the transmission and distribution sector of the United States electric utility industry.  Transmission and Distribution customers include electric utilities, cooperatives and municipalities.  MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States.  Its comprehensive services include turnkey construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements.  The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income and capital spending.  Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes.  The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly.  We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K, and in other current or periodic reports which we have filed with the Securities and Exchange Commission, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

These risks, contingencies and uncertainties include, but are not limited to, significant variations in our operating results from quarter to quarter, the competitive and cyclical nature of our industry, our ability to realize and profit from our backlog, the implementation of the Energy Policy Act of 2005 by our customers, the implementation  of the American Recovery and Reinvestment Act, our ability to obtain new contracts and/or replace completed or cancelled contracts, our ability to obtain adequate bonding for our projects, our ability to hire and retain key personnel and subcontractors, limitations on our internal infrastructure, the downturn in the U.S. economy and credit markets and its impact on our customers and our sources of liquidity.

MYR Group Inc. Contact:

Marco A. Martinez, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial Tables follow…

MYR GROUP INC.

Condensed Consolidated Balance Sheets

As of December 31, 2007 and 2008

(in thousands of dollars, except share data)	2007	2008
Assets
Current assets
Cash and cash equivalents	$34,547	$42,076
Accounts receivable, net of allowances of $1,213 and $1,845, respectively	99,570	94,048
Costs and estimated earnings in excess of billings on uncompleted contracts	27,851	25,821
Deferred income tax assets	10,110	10,621
Receivable for insurance claims in excess of deductibles	7,358	8,968
Refundable income taxes	5,136	145
Other current assets	2,315	3,731
Total current assets	186,887	185,410
Property and equipment, net of accumulated depreciation of $10,791 and $21,158, respectively	57,609	75,873
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $884 and $1,218, respectively	12,208	11,874
Other assets	2,488	2,307
Total assets	$305,791	$322,063
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$30,834	$30,187
Billings in excess of costs and estimated earnings on uncompleted contracts	35,880	32,698
Accrued self insurance	30,409	32,881
Other current liabilities	37,638	27,571
Total current liabilities	134,761	123,337
Long term debt, net of current maturities	30,000	30,000
Deferred income tax liabilities	8,662	12,429
Other liabilities	1,432	938
Total liabilities	174,855	166,704
Commitments and contingencies
Stockholders’ equity
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2007 and 2008	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 34,229,576 and 19,712,811 shares issued and 19,712,811 and 19,712,811 shares outstanding at December 31, 2007 and 2008, respectively	342	197
Additional paid-in capital	315,732	141,159
Retained earnings (accumulated deficit)	(9,630)	14,003
Treasury stock, at cost (14,516,765 and 0 shares, respectively)	(175,508)	—
Total stockholders’ equity	130,936	155,359
Total liabilities and stockholders’ equity	$305,791	$322,063

MYR GROUP INC.

Condensed Consolidated Statements of Operations

For the Three and Twelve Months Ended December 31, 2007 and 2008

	Three months ended December 31,		For the year ended December 31,
(in thousands of dollars, except share and per share data)	2007	2008	2007	2008

Contract revenues	$156,399	$153,316	$610,314	$616,107
Contract costs	137,154	128,579	540,868	525,924
Gross profit	19,245	24,737	69,446	90,183
Selling, general and administrative expenses	10,184	13,086	45,585	50,622
Amortization of intangible assets	84	83	769	334
Gain on sale of property and equipment	(254)	(256)	(768)	(813)
Offering related charges	26,513	—	26,513	—
Income (loss) from operations	(17,282)	11,824	(2,653)	40,040
Other income (expense)
Interest income	281	163	1,234	1,001
Interest expense	(998)	(392)	(1,694)	(1,701)
Other, net	14	(53)	(153)	(212)
Income (loss) before provision (benefit) for income taxes	(17,985)	11,542	(3,266)	39,128
Income tax expense (benefit)	(6,225)	3,943	(64)	15,495
Net income (loss)	$(11,760)	$7,599	$(3,202)	$23,633
Income per common share:
— Basic	$(0.70)	$0.39	$(0.19)	$1.20
— Diluted	$(0.70)	$0.37	$(0.19)	$1.14
Weighted average number of common shares and potential common shares outstanding:
— Basic	16,817,990	19,712,811	16,540,392	19,712,811
— Diluted	16,817,990	20,548,777	16,540,392	20,706,953

MYR GROUP INC.

Condensed Consolidated Statements of Cash Flows

For the Three and Twelve Months Ended December 31, 2007 and 2008

	Three months ended December 31,		For the year ended December 31,
(in thousands of dollars)	2007	2008	2007	2008
Cash flows from operating activities
Net income (loss)	$(11,760)	$7,599	$(3,202)	$23,633
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities
Depreciation	2,461	2,983	9,899	10,812
Amortization of intangible assets	84	83	769	334
Stock based compensation expense related to awards	14,560	230	14,560	918
Adjustment related to the common shares subject to redemption liability-to-equity modification	4,039	—	4,039	—
Other non-cash items	178	21	718	85
Deferred income taxes	(4,852)	3,406	(6,026)	3,256
Gain on sale of property and equipment	(254)	(256)	(768)	(813)
Changes in operating assets and liabilities
Accounts receivable, net	(7,162)	13,177	(23,560)	5,522
Costs and estimated earnings in excess of billings on uncompleted contracts	3,957	8,378	(218)	2,030
Construction materials inventory	—	270	—	—
Receivable for insurance claims in excess of deductibles	204	61	1,858	(1,610)
Other assets	(8,294)	(1,557)	(4,084)	3,671
Accounts payable	4,035	60	3,534	(2,851)
Billings in excess of costs and estimated earnings on uncompleted contracts	1,849	(2,862)	13,241	(3,182)
Accrued self insurance	207	(2,481)	(864)	2,472
Other liabilities	11,596	(5,239)	6,797	(5,498)
Net cash flows provided by operating activities	10,848	23,873	16,693	38,779
Cash flows from investing activities
Proceeds from sale of property and equipment	316	318	950	1,896
Payment related to sale of discontinued operations	(887)	—	(887)	—
Purchases of property and equipment	(4,159)	(4,497)	(26,085)	(27,955)
Net cash flows used in investing activities	(4,730)	(4,179)	(26,022)	(26,059)
Cash flows from financing activities
Proceeds on term loan	—	—	50,000	—
Repayments on term loan	(20,000)	—	(20,000)	—
Proceeds from issuance of common stock	214,961	—	214,961	—
Purchase of treasury stock	(175,508)	—	(175,508)	—
Employee stock option transactions	(433)	—	(433)	—
Equity financing costs	(1,002)	(637)	(1,002)	(2,895)
Debt issuance costs	(50)	—	(507)	—
Payment on note payable to FirstEnergy	—	—	—	(2,298)
Notes receivable from purchase of (payment for) common stock	14	—	142	2
Excess tax benefit from share-based payments	—	—	—	—
Dividends paid	—	—	(50,000)	—
Net cash flows provided by (used in) financing activities	17,982	(637)	17,653	(5,191)
Increase in cash and cash equivalents	24,100	19,057	8,324	7,529
Cash and cash equivalents
Beginning of period	10,447	23,019	26,223	34,547
End of period	$34,547	$42,076	$34,547	$42,076

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

For the Three and Twelve Months Ended December 31, 2007 and 2008

	Three months ended December 31,		For the year ended December 31,
(in thousands, except share and per share data)	2007	2008	2007	2008

Summary Data:
Contract revenues	$156,399	$153,316	$610,314	$616,107
Gross profit	$19,245	$24,737	$69,446	$90,183
Income (loss) from operations	$(17,282)	$11,824	$(2,653)	$40,040
Net income (loss)	$(11,760)	$7,599	$(3,202)	$23,633

Other supplemental data:
Pretax offering related charges included in income (loss) from operations	$26,513	$—	$26,513	$—
Tax (benefit) of offering related charges	(10,061)	—	(10,061)	—
After tax offering related charges included in net income (loss)	$16,452	$—	$16,452	$—

Income (loss) per common share (1):
- Basic	$(0.70)	$0.39	$(0.19)	$1.20
- Diluted	$(0.70)	$0.37	$(0.19)	$1.14

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	16,817,990	19,712,811	16,540,392	19,712,811
- Diluted	16,817,990	20,548,777	16,540,392	20,706,953

Reconciliation of net income (loss) to EBITDA:
Net income (loss)	$(11,760)	$7,599	$(3,202)	$23,633
Interest expense (income), net	717	229	460	700
Provision (benefit) for income taxes	(6,225)	3,943	(64)	15,495
Depreciation and amortization	2,545	3,066	10,668	11,146
EBITDA (2)	$(14,723)	$14,837	$7,862	$50,974

Adjustments to EBITDA:
Offering related charges	26,513	—	26,513	—
Adjusted EBITDA (3)	$11,790	$14,837	$34,375	$50,974

(1)   The Company calculates net income (loss) per common share in accordance with SFAS No. 128, Earnings per Share.  Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding for the reporting period.  Diluted earnings per share is computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

For the Three and Twelve Months Ended December 31, 2007 and 2008

(Continued)

At December 31, 2007, total shares outstanding, not including the dilutive effect of stock options was 19,712,811, however under the weighted average calculation, the incremental shares issued in the offering were only outstanding for 11 days of the quarter and full year.

Although the Company has in-the-money stock options outstanding for the year ended December 31, 2007 that would have resulted in potential common shares for dilutive earnings per share purposes, the inclusion of those options in the denominator of the diluted earnings per share calculation is anti-dilutive due to the current quarter and year net loss and is therefore not included in the calculation of earnings per share.

(2)   EBITDA is not defined under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity.

Below is a reconciliation of EBITDA to net cash flows provided by operating activities:

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands, except share and per share data)	2007	2008	2007	2008

Reconciliation of EBITDA to net cash flows provided by operating activities:
EBITDA	$(14,723)	$14,837	$7,862	$50,974
Interest income (expense), net	(717)	(229)	(460)	(700)
Benefit (provision) for income taxes	6,225	(3,943)	64	(15,495)
Depreciation and amortization	(2,545)	(3,066)	(10,668)	(11,146)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities	16,216	6,467	23,191	14,592
Changes in operating assets and liabilities	6,392	9,807	(3,296)	554
Net cash flows provided by operating activities	$10,848	$23,873	$16,693	$38,779

(3)   For the twelve months ended December 31, 2008, there were no adjustments to EBITDA.  In 2007, however, there were adjustments to EBITDA as a result of the Company’s private placement. The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs and non-recurring offering related charges (including both cash and non-cash charges).  In evaluating our business, management considers and uses Adjusted EBITDA as an indicator of financial operating performance and as a measure of cash generating capability.  Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance.  However, Adjusted EBITDA should not be considered as an alternative to net income, cash flows from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance.  The definition of Adjusted EBITDA used by the Company may differ from that used by other companies.